Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 30th day of January, 2008 by and between Cole Taylor Bank (“Bank”), Taylor Capital Group, Inc. (“TCGI”) and Mark A. Hoppe (“Executive”).

RECITALS:

A. The Bank desires to employ Executive as its President and Chief Executive Officer, and TCGI desires to employ Executive as it President, and Executive desires to be employed in such capacities by the Bank and TCGI, on the terms and conditions set forth in this Agreement; and

B. The parties desire to enter into this Agreement to set forth the terms and provisions of the Executive’s employment with the Bank and TCGI.

NOW, THEREFORE, in consideration of the premises, the mutual covenants, promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree:

1. EMPLOYMENT. The Bank hereby employs Executive, and Executive hereby accepts employment from the Bank upon and subject to the terms and conditions set forth herein. Executive will serve as President and Chief Executive Officer of the Bank, and as President of TCGI.

2. DUTIES. During his employment, Executive will employ his best efforts and will devote the whole of his normal business time, energy, skill and attention to carrying out the responsibilities assigned to him, in accordance with the Bank’s and TCGI’s policies then in effect and in a diligent, trustworthy, businesslike and efficient manner. Executive shall have the responsibility, authority, and such other duties that are customary for an officer of a similar corporation having similar titles and duties. In his capacity as President and Chief Executive Officer of the Bank, the Executive shall report directly to the Chairman of the Bank’s board of directors. In his capacity as President of TCGI, Executive shall report directly to the Chairman of TCGI’s board of directors. However, nothing in this Agreement shall preclude the Executive from devoting a reasonable amount of his time and efforts to personal investments, charitable, professional and trade association affairs and matters.

3. COMPENSATION. For services rendered by Executive on behalf of the Bank and TCGI, the Bank will pay to Executive the following compensation:

3.1 Base Salary. The Bank will pay to Executive a base salary of no less than Five Hundred Fifty Thousand Dollars ($550,000.00), subject to applicable deductions and withholdings to be paid in periodic payments in accordance with the Bank’s usual payroll practices (“Base Salary”). Executive’s base salary shall be subject to increase, but not decrease (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Bank, unless such reduction occurs during the two year period commencing upon a Change of Control), at the discretion of the Compensation Committee of TCGI’s board of directors.

3.2 Annual Incentive Compensation. Upon commencing employment, Executive will be eligible to participate in TCGI’s annual incentive compensation (“Success”) program. Eligibility and benefits shall be determined by the terms of the Success program as then in effect. Executive’s starting target shall be one hundred percent (100%) of Executive’s annual Base Salary, although Executive’s actual award shall be determined in accordance with the terms of the Success program. Notwithstanding the foregoing, Executive shall be entitled to receive a minimum of Three Hundred Thousand Dollars ($300,000.00) of incentive compensation under the Success program for the year 2008, provided that Executive continues to be employed by the Bank on the date payment is required for the year 2008 under the Success program. Payments made under the Success program are also referred to as the Executive’s “Bonus”. Any Bonus earned by Executive shall be paid to Executive in a lump sum not later than two and one-half (2 1/2) months after the end of TCGI’s taxable year in which such Bonus was earned.

3.3 Long-Term Incentive Plan. Executive will be eligible for participation in the Taylor Capital Group, Inc. Incentive Bonus Long Term Incentive Plan (“LTIP”) in accordance with its terms then in effect. Executive’s annual starting target will be approximately one hundred percent (100%) of Executive’s Base Salary, but benefits under this Plan will depend on agreed-upon business goals as well as other terms and conditions of this Plan being met. The benefits payable under the LTIP shall be paid in restricted stock, and such benefits shall vest at the rate of twenty-five percent (25%) per year.

3.4 Deferred Compensation Plan. Executive shall be eligible to participate in the Taylor Capital Group, Inc. Deferred Compensation Plan in accordance with the terms of the applicable plan documents then in effect.

3.5 401(k) Profit Sharing Plan. Executive shall be eligible to participate in the Taylor Capital Group, Inc. 401(k)/Profit Sharing plan in accordance with the terms of the applicable plan documents then in effect.

3.6 Payment of Executive’s Legal Fees. The Bank shall pay the legal fees incurred by Executive in connection with the negotiation and preparation of the Agreement and related documents in an amount not to exceed Twenty Thousand Dollars ($20,000.00) within thirty (30) days of the Bank’s receipt of statements evidencing such legal fees, and, in any event, no later than March 15, 2008.

3.7 Flexible Benefits Plan. Executive will be eligible for enrollment in the Taylor Capital Group, Inc. Flexible Spending Account Program in accordance with the terms of the applicable plan documents then in effect.

3.8 Benefits. Executive will be eligible to participate in the Bank’s health and welfare benefit plans (which currently include medical, dental, vision, disability, life insurance and flexible spending accounts) in accordance with the applicable plan documents then in effect.

3.9 Additional Benefits. Executive’s perquisite package shall also include the payment of club dues in an amount not to exceed Thirty Thousand Dollars ($30,000.00) per year, the reimbursement of automobile expenses in an amount not to exceed One Thousand Five Hundred Dollars ($1,500.00) per month, and the provision of wealth management services in accordance with the Bank’s policies then in effect at a discount of twenty percent (20%) off the Bank’s standard charges, with the amount of the discount not to exceed Four Thousand Dollars ($4,000.00) per year.(“Benefits”). Notwithstanding anything to the contrary herein provided, the amount of Benefits provided during one calendar year shall not affect the amount of Benefits provided during a subsequent calendar year, the Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Benefit arrangements will be paid in accordance with applicable plan or policy terms and no later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment.

3.10 Paid Time Off. Executive shall be eligible to accrue on a monthly basis up to twenty-four (24) days of paid time off each year in accordance with the Bank’s policies then in effect.

3.11 Other Benefits. During his employment, Executive shall be eligible to participate in such other insurance programs and other benefit plans not specifically set forth herein that the Bank and TCGI may now have in effect or may hereinafter adopt for similar executives to the extent allowable under the terms of such programs and plans then in effect; provided, however, that neither the Bank nor TCGI shall be required to establish or maintain any of the benefits or plans described in this Section 3, except to the extent required by the terms of the applicable plans, policies, programs, or other agreements.

4. TERM OF EMPLOYMENT AND TERMINATION.

4.1 Term of Employment. The term of Executive’s employment hereunder shall commence on the date hereof and continue for a period of four (4) years (the “Initial Term”). UPON THE EXPIRATION OF THE INITIAL TERM, THE TERM OF EMPLOYEE’S EMPLOYMENT SHALL BE AUTOMATICALLY RENEWED FOR ADDITIONAL TWELVE (12) MONTH PERIODS UNLESS EITHER PARTY GIVES NOTICE TO THE OTHER AT LEAST NINETY (90) DAYS PRIOR TO THE EXPIRATION OF THE INITIAL TERM OR SUCH TWELVE (12) MONTH PERIOD OF HIS OR ITS INTENT NOT TO CONTINUE THE TERM OF EMPLOYMENT. Each twelve (12) month period beginning on the date hereof is hereinafter referred to as an “Employment Year”.

4.2 Termination Due to Death or Disability. If the Executive dies while this Agreement remains in effect or if the Executive’s employment is terminated on account of Disability, as hereinafter defined, this Agreement shall terminate upon the date of the

Executive’s death or Disability, provided, however, that the Bank shall pay (i) his Base Salary earned but not yet paid up to the date of his death or the date of determination of Disability, (ii) any Bonus earned but not yet paid for the year preceding such death or Disability, and (iii) an amount equal to the preceding year’s bonus multiplied by a fraction whose numerator is the number of days elapsed during the year prior to the Executive’s date of death or determination of Disability, and whose denominator is 365 (hereinafter referred to as “Pro-Rata Bonus”). In the event of the death of Executive, such payments shall be made in accordance with Section 22.11. Any of the Executive’s stock options or restricted stock provided under this Agreement and any other arrangement with the Bank or TCGI shall vest, terminate, expire, or be subject to exercise by the appropriate party, in accordance with the applicable plan documents or other agreement then in effect.

4.3 Severance Provisions. The following additional provisions govern the payment of severance benefits to Executive in all cases of termination of his employment except as a result of his death or Disability:

(a) Definitions.

(i) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(ii) “Cause” means: (a) Executive has committed an act of dishonesty that results, or is intended to result, in material gain or personal enrichment of Executive or has, or is intended to have, a material detrimental effect on the reputation or business of the Bank or TCGI; (b) Executive has committed an act or acts of fraud, moral turpitude or constituting a felony (other than relating to the operation of a motor vehicle); (c) any material breach by Executive of any provision of this Agreement that, if curable, has not been cured by Executive within thirty (30) days of written notice of such breach from the Bank or TCGI; (d) an intentional act or willful gross negligence on the part of Executive that has, or is intended to have, a material, detrimental effect on the reputation or business of the Bank or TCGI; (e) Executive’s refusal, after thirty (30) days written notice thereof, to perform specific reasonable directives from the board of directors of the Bank or TCGI that are reasonably consistent with the scope and nature of his duties and responsibilities, as set forth in this Agreement; or (f) Executive being barred or prohibited by any governmental authority or agency from holding the position of Chief Executive Officer of the Bank or TCGI. The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the board of directors of TCGI. No act or failure to act shall be considered “intentional” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank or TCGI; and provided further that no act or omission shall constitute Cause hereunder absent such a finding by the board of directors of TCGI.

(iii) “Change in Control” means:

(1) a change in the ownership of TCGI or the Bank (as defined in Treasury Regs. Section 1.409A-3(i)(5)(v)) (other than a transfer to a group comprised of members of the Taylor Family or an Employee Stock Ownership Plan established by TCGI); or

(2) a change in effective control of TCGI or the Bank (as defined in Treasury Regs. Section 1.409A-3(i)(5)(vi)), or

(3) a change in the ownership of a substantial portion of the assets of TCGI or the Bank (as defined in Treasury Regs. Section 1.409A-3(i)(5)(vii)).

However, a Change in Control shall not occur under Paragraphs (1), (2) or (3) if the Taylor Family continues to be the beneficial owner, directly or indirectly, of at least 30% of the combined voting power of the then outstanding securities of TCGI (or of the Bank for a Change in Control under Subparagraph (3) involving the Bank), and no other person or group is or becomes the beneficial owner, directly or indirectly, of securities of TCGI (or the Bank for a Change in Control under Subparagraph (3) involving the Bank) having combined voting power greater than that beneficially owned, directly or indirectly, by the Taylor Family.

For purposes of the definition of Change in Control, Employee Stock Ownership Plan means a retirement plan that is qualified under Section 401(a) and 409 of the Internal Revenue Code and is sponsored by TCGI (or a member of its controlled group, as determined under Section 414(b) of the Internal Revenue Code).

The term “Exchange Act” means the Securities Exchange Act of 1934. The terms “beneficial owner” and “beneficially owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

The term “outstanding securities” when used in the context of the “combined voting power of TCGI’s then outstanding securities” shall mean only the common stock of TCGI and securities convertible into such common stock.

(iv) “Change in Control Period” means the continuous period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

(v) “COBRA Continuation Coverage” means the medical, dental and vision care benefits that the Executive and his Qualifying Family Members elect and are eligible to receive upon the Executive’s termination of employment with TCGI pursuant to Section 4980B of the Internal Revenue Code, and Section 601 et. al. of the Employee Retirement Income Security Act of 1974, as amended. For this purpose, an Executive’s Qualifying Family Members are his spouse and his dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et. al. Notwithstanding any other provision of this Agreement, COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of TCGI in accordance with such Section 4980B and Section 601 et. al.

(vi) “Disability” for the purposes of this Agreement, shall be deemed to have occurred if TCGI determines that Executive has a physical or mental impairment, as confirmed by a licensed physician selected by TCGI, which renders Executive unable to engage in any substantial gainful activity, and is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months. This definition of “Disability” is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, (“Code”), and the regulations promulgated thereunder, and shall be interpreted and administered in accordance with said provisions. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(vii) “Effective Date” means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive incurs a Qualifying Termination, then for all purposes of this Agreement the “Effective Date” shall mean the date of such Qualifying Termination.

(viii) “Good Reason” shall mean the occurrence of any of the following events unless, (A) such event occurs with the Executive’s express prior written consent, (B) the event is an isolated, insubstantial or inadvertent action or failure to act which is remedied by TCGI or the Bank promptly after receipt of notice thereof given by the Executive, (C) the event occurs in connection with the termination of the Executive’s employment for Cause, Disability or death or (D) the event occurs in connection with the Executive’s voluntary termination of employment other than due to the occurrence of one of the following events:

(1) a material adverse change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive’s position (including, but not limited to, Executive not being re-elected or removed from his positions with the Bank or TCGI); or

(2) a change in the Executive’s principal office to a location outside of Cook County, DuPage County or Lake County; or

(3) any material reduction in Executive’s base salary and bonus opportunity (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Bank, unless such reduction occurs during the two year period commencing upon a Change of Control); or

(4) a material breach of the Agreement by the Company.

Anything herein to the contrary notwithstanding, the Executive shall be required to give written notice to the Board of Directors of TCGI that the Executive believes an event has occurred that constitutes a Good Reason event within ninety (90) days of the initial occurrence, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive’s employment, and TCGI shall then be given the opportunity, within thirty (30) days of its receipt of such notice, to cure said event. Executive’s termination shall not be considered to be a termination for Good Reason unless such termination occurs on or before the second anniversary of the Effective Date of the Change in Control.

(ix) “Prior Year’s Bonus” means the Bonus paid by the Bank to the Executive in the year preceding the year in which the Effective Date occurs.

(x) “Qualifying Termination” means a termination of employment where the Executive’s employment with TCGI is terminated by TCGI without Cause or by the Executive for Good Reason and a Change in Control occurs within one hundred eighty (180) days of the termination of the Executive’s employment.

(xi) “Section 280G Compensation” means the sum of (i) Executive’s annual Base Salary at the greater of the rate in effect on the Effective Date of the Change in Control or the rate in effect immediately prior to the date when notice of termination of Executive’s employment was given and (ii) the average of (a) the Prior Year’s Bonus and (b) the greatest of (1) the Prior Year’s Bonus, (2) Executive’s actual Bonus for the year in which the Effective Date occurs, or (3) Executive’s Bonus at target for the year in which his termination of service occurs. Section 280G Compensation does not include any accrued balances in the 1997 Long Term Incentive Plan (or its successor).

(xii) “Separation from Service” means Executive’s termination of employment with TCGI or the Bank which constitutes a “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or applicable guidance or regulations thereunder.

(xiii) “Taylor Family” means (i) Iris Taylor and the Estate of Sidney J. Taylor, (ii) a descendant (or a spouse of a descendant) of Sidney J. Taylor and Iris Taylor, (iii) any estate, trust, guardianship or custodianship for the primary benefit of any individual described in (i) or (ii) above, or (iv) a proprietorship, partnership, limited liability company, or corporation controlled directly or indirectly by one or more individuals or entities described in (i), (ii), or (iii) above.

(b) Certain Terminations of Employment. If the Executive’s employment is terminated or not renewed except as a result of his death or Disability:

(i) (x) by the board of directors of TCGI (other than for Cause), (y) as a result of TCGI’s notice of its intent not to renew the term of this Agreement without Cause, or (z) as a result of the Executive’s voluntary resignation for Good Reason within one hundred twenty (120) days of the Good Reason event, the Executive shall be entitled to receive (A) all previously earned and accrued but unpaid Base Salary and Benefits up to the date of such termination, (B) any Bonus earned but unpaid for the calendar year preceding such termination, (C) a Pro-Rata Bonus for the year in which such Termination occurs payable on or before the later of March 15 of the year in which such termination occurs or the thirtieth (30th) day after such termination, (D) subject to Sections 4.3(k) and 4.3(l), an amount equal to one and one-half (1.5) times the sum of Base Salary plus the average of (1) the Bonus paid to Executive with respect to the year preceding the year in which his employment terminates, and (2) the greater of (I) the amount described in clause (1) and (II) Executive’s Bonus at target for the year in which his termination occurs to be paid in equal installments from the date of termination through the period ending on the eighteen (18) month anniversary of the termination of Executive’s employment in accordance with the Bank’s normal payroll practices; (E) for a period of not more than eighteen (18) consecutive months beginning with the date of the Executive’s termination of employment, the Bank shall provide, at no cost to the Executive and his Qualifying Family Members, COBRA Continuation Coverage; and (F) outplacement assistance benefits for a period of up to eighteen (18) months following the Executive’s termination of employment through a provider of the Bank’s choosing, provided, however that the amount of outplacement services provided during one calendar year shall not affect the amount of services provided during a subsequent calendar year and shall not exceed Forty Thousand Dollars ($40,000.00) during any one calendar year, the outplacement services may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment for outplacement services will be made no later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. Any benefits described under Sections 3.3 and 3.4 shall be payable in accordance with the terms of the applicable plan or arrangement. In the event Executive breaches any of his post-closing obligations set forth in Sections 8, 9, 10, 11, 12 and 13, the Bank’s and TCGI’s obligation to make any further payments to Executive under this Agreement shall terminate, and the Executive acknowledges that the remedy offered to the Bank and TCGI under this Section 4.3(b)(i) is not exclusive and it shall not preclude TCGI or the Bank from seeking or receiving any other relief, including, without limitation, any form of monetary or equitable relief; and

(ii) as a result of (A) the Executive’s voluntary resignation other than in accordance with the provisions relating to a Good Reason termination, or (B) termination by the board of directors of TCGI for Cause, the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary and Benefits up to the date of such termination, but shall not be entitled (I) to any Bonus or awards under Sections 3.3 or 3.4 for the year in which his employment terminates, nor any Bonus with respect to the prior year if Executive is not employed by the Bank on the payment date for such Bonus, or (II) to any further Base Salary, Bonus or award under Sections 3.3 or 3.4, or Benefits for the remainder of that year or any future year, or to any other severance compensation of any kind, nature or amount.

(c) Change of Control. Subject to the limitations of this Agreement and in addition to any payments the Executive is entitled to receive pursuant to Section 4.3(b), if during the Change in Control Period (x) the Bank shall terminate the Executive’s employment other than for Cause or Disability, (y) TGCI shall send notice not to renew the terms of this Agreement without cause or (z) the Executive shall terminate his employment with the Bank for Good Reason, (i) the Bank shall pay to the Executive an amount equal to one and one-half (1.5) times the Executive’s Section 280G Compensation (the “Change in Control Payment”), (ii) the Bank shall provide outplacement assistance benefits for a period of up to twenty-four (24) months following the Executive’s termination of employment through a provider of the Bank’s choosing, provided, however that the amount of outplacement services provided during one calendar year shall not affect the amount of services provided during a subsequent calendar year and shall not exceed Forty Thousand Dollars ($40,000.00) during any one calendar year, the outplacement services may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment for outplacement services will be made no later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment, (iii) the Bank shall continue Executive’s Benefits described under Section 3.9 for a period of thirty-six months payable in accordance with the limitations set forth in Section 3.9, and (iv) Executive shall immediately vest in all outstanding LTIP benefits under Section 3.3 and any outstanding equity awards (including any restricted shares, restricted stock units, stock options, phantom shares and stock appreciation rights, if applicable). Subject to Sections 4.3(k) and (l), the Change in Control Payment shall be paid in a single lump sum payment as follows: (i) if the Executive’s termination of employment occurs as a result of a Qualifying Termination, the Change in Control Payment shall be made within thirty (30) days following the Change in Control or (ii) if the Executive’s termination of employment occurs on or following the date of the Change in Control, the Change in Control Payment shall be made within thirty (30) days following the Executive’s Separation from Service. If the Executive’s employment is terminated by Executive during the Change in Control Period for any reason other than a Good Reason, or if the Bank shall terminate the Executive’s employment during the Change in Control Period due to Cause, or due to Executive’s death or the Executive’s Disability, the obligation provided in this Section 4.3(c) shall terminate without any obligation of TCGI or the Bank to the Executive hereunder.

(d) Taxes.

(i) In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, Executive under this Agreement and under all other plans, programs and arrangements of TCGI or the Bank (the “Aggregate Payment”) is determined to constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, TCGI or the Bank shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment; provided, however, that such payment shall be made no later than the end of Executive’s taxable year following the taxable year in which Executive remits the Excise Tax to the applicable taxing authority. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this Section 4(d) shall be made by an independent auditor (the “Auditor”) jointly selected by TCGI and Executive and paid by TCGI. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of TCGI or any affiliate thereof. If Executive and TCGI cannot agree on the firm to serve as the Auditor, then Executive and TCGI shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to Executive under this Section 4.3(d) has been made, TCGI or the Bank shall pay to Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by TCGI or the Bank; provided, however, that such payment shall be made no later than the end of Executive’s taxable year following the taxable year in which Executive remits the Excise Tax to the applicable taxing authority. In the event the amount of

Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to Executive has been made, Executive shall, as soon as practical after the determination is made, pay to TCGI or the Bank, as the case may be, the amount of the overpayment by TCGI or the Bank, reduced by the amount of any relevant taxes already paid by Executive and not refundable, all as determined by the Auditor. Executive and TCGI shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by Executive in connection therewith shall be paid by TCGI promptly upon notice of demand from Executive.

(ii) It is intended that any income or payments to Executive provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement (any such income or payments being referred to for purposes of this Section 4.3(d)(ii) as “Payments”) will not be subject to the additional tax and interest under Section 409A(a)(1)(B) of the Code (a “Section 409A Tax”). The provisions of the Agreement and such other agreements or arrangements will be interpreted and construed in favor of complying with any applicable requirements of Section 409A of the Code ( “Section 409A”) necessary in order to avoid the imposition of a Section 409A Tax. The Bank, TCGI and Executive agree to amend (including retroactively) the Agreement and any such other agreements or arrangements in order to comply with Section 409A, including amending this Agreement or other agreements or arrangements contemplated by this Agreement to facilitate the ability of Executive to avoid the imposition of, or reduce the amount of, any Section 409A Tax. The Bank, TCGI and Executive shall reasonably cooperate to provide full effect to this provision and consent to any amendment described in the preceding sentence shall not be unreasonably withheld by any party hereto. Notwithstanding the foregoing, if any Payments due or made to Executive are subject to a Section 409A Tax solely as a result of the negligence or intentional act or omission of the Bank or TCGI, then Executive shall be entitled to receive a gross-up payment (a “Section 409A Gross-Up Payment”) in an amount equal to (A) the Section 409A Tax on any Payments, plus (B) any federal, state, and local income taxes, employment taxes (including FICA) or other taxes payable by Executive with respect to the Section 409A Gross-Up Payment, in order to put Executive in the same position he would have been had the Section 409A Tax not become due with respect to any Payments; provided, however, that the Bank and TCGI shall only be responsible to make a Section 409A Gross Up Payment with respect to the Section 409A Tax on Payments made (i) in contravention of the terms of this Agreement or other agreements or arrangements contemplated by this Agreement, or (ii) in contravention or violation of any Section 409A guidance or authority that is promulgated or effective after the date hereof; further provided, that the Bank and TCGI shall not be responsible to make a Section 409A Gross-Up Payment with respect to the Section 409A Tax on the Payments if (1) Executive refuses or fails, following a specific written request of the Bank or TCGI, to make an election to alter the form and/or timing of any Payment (including by amending this Agreement or other agreements or arrangements contemplated by this Agreement pursuant to this Section 4.3(d)(ii)) that could reasonably be expected to result in the reduction or avoidance of any amount of Section 409A Tax while minimizing (to the extent reasonably practicable) the delay in such Payment to Executive, (2) Executive refuses or fails, following a specific written request of the Bank or TCGI, to take any reasonable action which would have the effect of reducing or eliminating the Section 409A Tax that may become due with respect to any Payment by use of the correction program described in IRS Notice 2007-100 or any other program made available by the Internal Revenue Service or under applicable law, or (3) a payment practice which is commonly accepted as compliant with the requirements of Section 409A pursuant to which a Payment is made is determined by the Internal Revenue Service to be subject to a Section 409A Tax.

(e) Other Benefits. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any other non-severance plan, program, policy or practice of TCGI, Bank or any Affiliate for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect the rights of the Bank or the Executive under any other non-severance plan, program, policy, practice, contract or agreement to which TCGI, Bank or any Affiliate may be a party. Any amounts payable or rights or benefits furnished to the Executive under any such non-severance plan, program, policy, practice, contract or agreement with TCGI, Bank or any of its Affiliates at or subsequent to the date of the Executive’s termination of employment shall be payable in accordance with the terms of such plan, program, policy, practice, contract or agreement and without regard to this Agreement, except as explicitly modified by this Agreement. Amounts payable in respect of this Agreement shall not be taken into account with respect to any other non-severance employee benefit plan or arrangement. Notwithstanding anything to the contrary herein, benefits payable to Executive under Sections 4.3(b) and/or (c) hereof shall be in lieu of benefits under any other severance plan, program, policy, or practice of TCGI, Bank or any Affiliate.

(f) Mitigation. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement, and the amount payable under this Agreement shall not be reduced whether or not the Executive obtains other employment.

(g) Certain Payments and Successors.

(i) Notwithstanding anything to the contrary herein, in the event of Executive’s death following a termination of Executive’s employment with the Bank during the Change in Control Period under circumstances described in the first sentence of Section 4.3(c) hereof, (A) if the Executive’s death shall have occurred prior to the payment of the lump sum amount set forth in clause (i) of the first sentence of Section 4.3(c), such amount shall thereafter be paid in accordance with Section 22.11 and (B) if the Executive’s death shall have occurred prior to the end of the eighteen (18) month period described in clause (D) of Section 4.3(b)(i), the Bank will continue to provide at no cost COBRA Continuation Coverage to Executive’s Qualifying Family Members (but only to the extent a Qualifying Family Member is being provided such coverage at the time of Executive’s death) for the remainder of such eighteen (18) month period, subject to the limitations set forth in Section 4.3(a)(vi).

(ii) TCGI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of TCGI to assume expressly and agree to perform this Agreement.

(h) Payment of Benefits. Following the termination of the Executive’s employment and except as expressly provided above, all payments due to Executive under this Section shall be paid to Executive no later than thirty (30) days after the date of termination.

(i) Sole Source of Severance Benefits. The Executive hereby agrees that except as expressly provided herein no severance compensation of any kind, nature or amount shall be payable to the Executive by TCGI or the Bank, provided that this provision shall not be deemed to waive or prohibit any claims the Executive might have against the Bank or TCGI with respect to breaches of this Agreement.

(j) Right to Benefits Terminates. Except as provided in Section 4.3(b)(i) and 4(c) above, all of the Executive’s rights to Benefits hereunder (if any) shall cease upon the termination of the Executive’s employment, except the right of Executive to elect COBRA coverage.

(k) Execution of Release. To receive the severance payments provided hereunder, Executive must execute, not revoke and return to TCGI a general release and waiver of claims against TCGI, the Bank and their respective officers, directors, shareholders and affiliates with respect to Executive’s employment in form and substance reasonably acceptable to TCGI and the Bank no later than sixty (60) days following the Executive’s termination (or, if applicable, the Change in Control). If such a release is not timely executed, not revoked and returned to TCGI, the Executive shall forfeit his right to any severance payments or benefits as provided in this Section 4.3.

(l) Specified Employee. Notwithstanding anything to the contrary herein provided, if Executive is considered a “specified employee” (as defined in Treasury Regs. §1.409A-1(i)) as of the date of his termination of employment, no “deferred compensation payments” shall be made to Executive hereunder before the date which is six (6) months after the date of Executive’s Separation from

Service (or upon the Executive’s death, if earlier) (the “Restricted Period”). Any deferred compensation payments which would otherwise be required to be made to Executive during the Restricted Period shall be accumulated by the Company and paid to Executive on the first day after the end of the Restricted Period. The foregoing restriction on the payment of amounts to Executive during the Restricted Period shall not apply to the payment of employment taxes. The term “deferred compensation payments” shall mean any payment or series of payments which is considered to be non-qualified deferred compensation under Treasury Regs. §1.409A-1(a) and otherwise subject to the requirements of Treasury Regs. §1.409A-3(i)(2).

5. BUSINESS EXPENSES. Executive is authorized to incur ordinary and necessary expenses in order to meet the Bank’s and TCGI’s expectations that he travel and entertain as the business of the Bank and TCGI requires. Bank will reimburse Executive for all reasonable business expenses thereby incurred upon receipt of expense vouchers in a form satisfactory to the Bank in accordance with the Bank’s policies then in existence, provided that such reimbursement is not taxable to the Executive.

6. WORKING FACILITIES. Executive shall be furnished with office facilities, equipment and services suitable to his position and adequate for the performance of his duties.

7. INDEMNITY. Executive shall be eligible for indemnity to the fullest extent permitted by law and/or the Bylaws of the Bank and TCGI with respect to matters occurring on or prior to the date of termination of the Executive’s employment with the Bank, except with respect to any matter arising as a result of a violation of Executive’s warranties in Section 9. The Executive shall also be covered by the Bank’s and TCGI’s directors’ and officers’ liability insurance coverage in effect from time to time.

8. RETURN OF PROPERTY. At the time that Executive’s employment terminates, or at any other time that the Bank so requests, Executive will promptly return and turn over to the Bank all property of the Bank, TCGI and their Customers, including but not limited to all Confidential Information in Executive’s possession or control, whether in written form, stored electronically or in physical form. Executive will not keep any copies of such materials.

9. ABSENCE OF PRIOR AGREEMENTS. Executive represents, warrants and agrees that Executive:

(a) has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder;

(b) by entering into employment with the Bank under this Agreement or performing the duties of his position (including, without limitation, any services for TCGI) will not breach, violate, be in conflict with, or interfere with any contract, agreement, understanding or legal obligation owed to any third party, and Executive is free to execute this Agreement and to enter into the employ of the Bank and, if requested, provide services to an TCGI; and

(c) other than Executive’s separation agreement with LaSalle Bank, codes of conduct or other policies of LaSalle Bank (“Prior Agreements”), he is not a party to or bound by the terms of any written agreement, or, to his knowledge, document with any previous employer or other party which requires him (i) to refrain from using or disclosing any trade secret, confidential, or proprietary information of such previous employer or other party in the course of his employment with the Bank or (ii) to refrain from competing, directly or indirectly, with the business of such previous employer or other party, and Executive covenants and agrees that he will not take actions which would violate the terms of his Prior Agreements. No action taken by Executive either at the direction or with the approval of the Board of Directors of the Bank or TCGI, or with the approval of legal counsel to the Bank or TCGI, shall constitute a violation of this Section.

10. WORKS BELONG TO THE BANK OR TCGI. The Bank has hired Executive to work full time and exclusively for the Bank and TCGI, so all work product which Executive develops while engaged in performing services for the Bank or TCGI (“Work”) shall be the sole property of the Bank or TCGI, as appropriate. The Bank or TCGI, as appropriate, shall be the sole owner of all patents, copyrights and other rights relating to Works. Executive acknowledges that all Works are works for hire that become property of the Bank or TCGI, as appropriate, and Executive assigns to the Bank or TCGI, any and all rights that Executive may have or acquire in all Works. Executive also acknowledges that any business he generates while employed by the Bank and TCGI shall belong to the Bank and TCGI. The Bank shall have the right to determine whether it or TCGI shall be the owner of any rights.

11. COOPERATION. Executive agrees that both during and after his employment, he shall, at the request of the Bank or TCGI, render all assistance and perform all lawful acts that the Bank or TCGI considers necessary or advisable in connection with any litigation or other legal proceedings involving the Bank or TCGI or any present or former director, officer, member, manager, Executive, shareholder, agent, representative, consultant, Customer or vendor of the Bank or TCGI. Executive also agrees that, in addition to the other obligations set forth in this Agreement, during his employment and for as long thereafter as shall be deemed reasonably necessary by the Bank, he will consult, assist and reasonably cooperate with Bank and TCGI in any negotiation, transaction, investigation, or other action arising out of matters in which he was involved while employed by the Bank or as to which he may have pertinent information. Executive agrees that he will make himself reasonably available for preparation for hearings, proceedings, litigation or other matters. The Bank and TCGI agree to make reasonable efforts to provide Executive with reasonable notice in the event his assistance, cooperation or participation is required. Notwithstanding anything in this Section 11 to the contrary, any such cooperation or assistance to be provided by Executive will in no way prevent him from incurring a Separation from Service (as defined in Section 4.3) on the date of his termination of employment with the Bank and TCGI. The Bank will reimburse reasonable out-of-pocket costs (including attorneys’ fees) incurred by Executive as a direct result of his participation, provided that such costs are supported by appropriate documentation and have prior approval.

12. COMMENTS CONCERNING THE BANK OR TCGI. Executive agrees that, during his employment and thereafter, he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of defaming or disparaging or otherwise reflecting poorly upon the Bank, TCGI and/or its and their respective Customers, executives, officers, directors, shareholders, managers, members, suppliers, or joint venturers concerning their products, reputations, services, good will, or business opportunities; though nothing in this Agreement is intended to preclude Executive from providing truthful and non-malicious testimony if properly subpoenaed to testify under oath.

13. CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS.

(a) Confidential Information. Executive acknowledges that he is or will be in a position of trust and in the course of his employment, he will be given access to Confidential Information (as defined below) of the Bank and its Customers. This Confidential Information is not generally known, has been generated at great effort and expense, and has been maintained in a confidential manner by the Bank. Executive agrees to keep all Confidential Information strictly confidential. Executive will not use, copy, take, disclose or remove Confidential Information (i) during his employment, except as expressly authorized by and for the benefit of the Bank (ii) at any time after his employment ends for as long as such Confidential Information has not become generally known in the banking industry through proper means. Executive will not claim any rights to or lien on any Confidential Information. Executive will immediately notify the Bank of any unauthorized possession, use or disclosure, or threat thereof, of any Confidential Information by anyone. “Confidential Information” shall mean any other non-public confidential or proprietary information of the Bank and its Customers (whether reduced to writing or not) including, but not limited to: (A) Customer files, presentations, contracts, loan commitments, credit or loan proposals, credit information, term sheets and other information relating to the Bank’s business or its Customers; (B) employee personnel files and expense records; (C) marketing databases and marketing proposals or strategies; (D) financial analyses; and (E) any other information belonging to TCGI, the Bank or its Customers that would be protected by law, whether or not it constitutes a “trade secret” within the meaning of the Illinois Trade Secrets Act (765 ILCS 1065/1 et seq), as amended. Confidential Information shall not include: (1) information disclosed publicly in published materials or (2) information that has become generally known in the banking industry through proper means.

(b) Non-Interference. Except with the prior written consent of the Bank, during Executive’s employment with the Bank and for a period of twelve (12) months after his employment ends for any reason, Executive agrees that he will not, directly or indirectly, either for himself or for any other business or person:

(i) Solicit or attempt to solicit for the purpose of doing business in a competitive manner with any of the Bank’s Customers with whom the Bank has a protectable relationship, with whom Executive had substantial contact, or about whom Executive obtained Confidential Information during your employment with the Bank. For purposes of this Agreement, the term

“Customer” shall include any person, firm or entity (A) who, at the time of Executive’s employment with the Bank, maintained any depository account at Bank; or (B) to whom the Bank has extended credit (whether new or existing) during the six (6) month period immediately preceding the end of Executive’s employment with the Bank; or (C) who otherwise actually used any of the Bank’s financial products or services during the six (6) month period immediately preceding the end of Executive’s employment with the Bank.

(ii) Solicit or negotiate with, for the purpose of doing business in a competitive manner with, or otherwise engage in any activity which encourages or induces any Employee with whom the Bank had a protectable relationship, with whom Executive had substantial contact, or about whom Executive obtained Confidential Information to: (A) alter or terminate his or her employment relationship with the Bank or (B) breach any obligation owed to the Bank. For purposes of this Agreement, the terms “Employee” shall mean and include any person employed by Bank at the time the activities complained of, and any such person whose employment with the Bank ended within one (1) month preceding the occurrence of such activity.

(iii) As used in this Agreement, “business” shall include any corporation, company, sole proprietorship, association, partnership, limited partnership, consultant, independent contractor, or other person or entity.

(c) Extension of Restraints During Periods of Violation. If Executive violates any restriction on his activities in this Agreement, Executive agrees that the period of such restriction shall not run during the period of the violation and the duration of such restriction shall automatically be extended for an additional period equal to the cumulative duration of such violation. Executive agrees that the purpose of this paragraph is to give the Bank the protection of the restriction for the full agreed-upon duration.

(d) Need for Restrictive Provisions in this Agreement. Executive agrees that because of the nature of the Bank’s business, any restriction in this Agreement is reasonable in light of the benefits conferred upon Executive and is necessary in order to protect the legitimate interests of the Bank and enforcement of such restriction will not cause any undue hardship or unduly restrict Executive’s ability to earn a living or support his family.

14. RESOLUTION OF DISPUTES. Any dispute related to the interpretation or enforcement of this Agreement shall be enforceable only by arbitration in Cook County, Illinois (or such other metropolitan area to which the Bank’s principal executive offices may be relocated if such relocation does not result in Good Reason for the Executive to terminate employment), in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Bank, the second of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any

reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the parties fails or refuses to select an arbitrator, or if the arbitrators selected by the Bank and the Executive cannot agree on the selection of the third arbitrator within seven days after such time as the Bank and the Executive have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in the metropolitan area where arbitration under this Section would otherwise have been conducted. Any award entered by the arbitrators shall be formal, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Notwithstanding the foregoing, the parties hereto may also seek specific enforcement of any of the provisions of this Agreement, or any of the other documents executed in connection herewith, and in connection therewith, if a court finds any provision in this Agreement to be unreasonable or unenforceable, Executive agrees that such finding will not affect the validity of any other provision and that the court may modify, amend or excise such invalid provision so that it is reasonable and enforceable to the maximum extent permitted by law. Executive also agrees that the Bank will be entitled to emergency, preliminary, and final injunctive relief to enforce this Agreement without the need for a bond or security. The Bank’s remedies for breach of this Agreement are cumulative and pursuit of one remedy by the Bank shall not exclude any other remedy.

15. VENUE. To the extent it becomes necessary for a party to seek specific enforcement or other equitable relief, the Bank, TCGI and Executive acknowledge and agree that the U.S. District for the Northern District of Illinois, or if such court lacks jurisdiction, the Circuit Court (or its successor) in and for Cook County, Illinois, shall be the venue and exclusive proper forum in which to adjudicate any such proceeding, and the parties further agree that, in the event of any such litigation they will not contest or challenge the jurisdiction or venue of these courts.

16. WAIVER OF SERVICE. Executive agrees to waive formal service of process under any applicable federal or state rules of procedure. Service of process shall be effective when given in the manner provided for notices hereunder.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regards to its principles of conflict of law or choice of law under which the law of any other jurisdiction would apply.

18. WAIVER OF BREACH. Waiver by the Bank, TCGI or Executive of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto. The failure to enforce at any time or for any period of time one or more of the terms or conditions of this Agreement shall not constitute a waiver of any such terms or conditions or the right of the Bank, TCGI or Executive to enforce each and every term of this Agreement.

19. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

20. NO RELIANCE. Executive agrees that he is not signing this Agreement in reliance on any oral or written statement that is not set forth in this Agreement. This Agreement supersedes all prior or contemporaneous oral or written agreements, provided, however, Executive agrees to be bound by all Bank policies and codes of conduct. This Agreement may not be amended or altered except by a writing signed by both parties.

21. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement of the parties; supercedes all prior agreements, understandings, representations, or discussions between the parties and may be amended or modified only by an agreement in writing signed by both of the parties hereto; provided, however that the parties acknowledge that any contemporaneous or subsequent agreements between the Executive and the Bank (or TCGI) are not to be considered superseded by this Agreement, but rather the same are hereby affirmed and incorporated here by reference as if fully set forth herein. In the event of any conflict between this Agreement and such other contemporaneous or subsequent agreement, the terms of this Agreement shall govern.

22. MISCELLANEOUS.

22.1 Set-off. To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Code Section 409A, the Bank may credit any amount owing to it or TCGI from Executive against any payment(s) that might otherwise be due to Executive from the Bank or TCGI.

22.2 Notices. Any communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered, (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the U.S. mail, postage prepaid, certified or registered mail, return receipt requested, addressed as set forth below, or (iii) on the first business day after proper and timely deposit for next day delivery, freight prepaid, with a nationally recognized delivery service providing next-day service to the location of the recipient, to such party at the address set forth below:

If to the Bank or TCGI:	Taylor Capital Group, Inc. 9550 W. Higgins Road Rosemont, IL 60018 Attention: GSVP - Human Capital

With a Copy to:	Paul E. Starkman Arnstein & Lehr LLP 120 S. Riverside Plaza, Suite 1200 Chicago, Illinois 60606

If to Executive:	Mark A. Hoppe 2500 Crabtree Lane Northbrook, IL 60062

With a Copy to:	Sean B. Crotty Coleman Law Firm 77 W. Wacker Drive, Suite 4800 Chicago, IL 60601

(or to such other address as any party shall specify by written notice so given).

22.3 Headings. All headings contained in this Agreement are inserted herein for convenience of reference only and shall not be considered in the construction of any provision hereof.

22.4 Modification. This Agreement may not be amended or modified except by written agreement of the Bank, TCGI and Executive. The parties agree that this Agreement is in addition to any other authorization or consent given by Executive and other protective agreement or provision which Executive may have signed for the benefit of the Bank or TCGI. Executive acknowledges that in executing this Agreement he is not relying on any oral or written representation by anyone connected with the Bank and/or TCGI that is not set forth in this Agreement.

22.5 Gender. Whenever in this Agreement the masculine, feminine or neuter gender is used, such usage shall be deemed to include all other genders as well, and singular usage shall include plural usage, and vice versa, all as the context shall require.

22.6 Benefits and Assignability. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns; provided, however, (i) the duties, rights, or obligations of Executive under this Agreement are personal to him and may not be assigned by him, and (ii) Executive’s right to receive payments under this Agreement may not be assigned without the prior written consent of the Bank and TCGI, which consent may be withheld in the sole discretion of the Bank. The Bank and TCGI shall be free to assign the Agreement to any party without the consent of Executive or any of his Executives, administrators, heirs, successors or assigns.

22.7 Voluntary Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent he desired, he availed himself to this right, that he has carefully read and fully understands all of the provisions of the Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into this Agreement, and that he read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement.

22.8 Interpretation. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing the agreement to be drafted as both parties have had an opportunity to provide input in the drafting of this Agreement.

22.9 Survivability. Any term or condition of this Agreement reasonably interpreted as intended by the parties to survive termination shall so survive.

22.10 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements shall not affect the validity or enforceability of any other covenant or agreement contained herein. In addition, if, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

22.11 Beneficiary. If any amounts due hereunder become payable after the death of Executive, Bank or TCGI, as the case may be, shall pay such amounts to a legal beneficiary designated in writing by Executive. If Executive files no beneficiary designation or if no beneficiary designated survives Executive, Bank or TCGI shall pay such amounts (i) to the surviving spouse, if any, (ii) to the descendants of the Executive, per stirpes, if no spouse survives, or (iii) to the estate of Executive if no spouse or descendants survive the Executive.

22.12 Compliance. It is the intent of the parties to comply with all provisions of Section 409A so that Executive shall not be required to include in his gross income for federal income tax purposes, prior to the actual receipt thereof, any amounts received that may otherwise be considered to be deferred payments. In the event that the interpretation or requirements of Section 409A change during the period of Executive’s employment with the Bank, the parties will amend this Agreement, only as necessary, to comply with any such change.

22.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLE TAYLOR BANK		TAYLOR CAPITAL GROUP, INC.

By:	/s/ Bruce W. Taylor	By:	/s/ Bruce W. Taylor

EXECUTIVE

/s/ Mark A. Hoppe
Mark A. Hoppe